Exhibit 99.2

AgEagle Aerial Systems Inc. and Subsidiaries
Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2020
(Unaudited)

	AgEagle Aerial				AgEagle Aerial
	Systems Inc.				Systems Inc.
	And Subsidiaries	Measure Global Inc.	Pro Forma		And Subsidiaries
	Historical	Historical	Adjustments	Note 4	Pro Forma

ASSETS
CURRENT ASSETS:
Cash	$23,940,333	$1,744,829	$(9,925,295)	(A)	$15,759,867
Accounts receivable	—	144,244	—		144,244
Inventories, net	135,647	—	—		135,647
Prepaid and other current assets	122,011	260,328	—		382,339
Notes receivable	600,000	—	—		600,000
Total current assets	24,797,991	2,149,401	(9,925,295)		17,022,097

Property and equipment, net	122,589	7,542	—		130,131
Right of use asset	257,363	—	—		257,363
Intangible assets, net	440,527	204,423	2,347,688	(B)	2,992,638
Goodwill	3,108,000	—	42,817,935	(B)	45,925,935
Other assets	—	39,775	—		39,775
Total assets	$28,726,470	$2,401,141	$35,240,328		$66,367,939

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Accounts payable	$159,812	$325,683	—		$485,495
Accrued expenses	1,844,825	181,740	—		2,026,565
Deferred revenue	—	227,211	—		227,211
Contract liabilities and customer deposits	2,302	—	—		2,302
Current portion of lease liability	85,895	—	—		85,895
Current portion of promissory note	89,533	—	—		89,533
Current portion of long-term debt	—	4,153	(4,153)	(A)	—
Due to preferred stockholder	—	336,119	(336,119)	(A)	—
Convertible note payable, net of discount	—	737,916	(737,916)	(A)	—
Total current liabilities	2,182,367	1,812,822	(1,078,188)		2,917,001

Deferred tax liability	—	—	560,628	(D)	560,628
Long term portion of lease liability	171,468	—	—		171,468
Long term portion of promissory note	17,906	189,177	(189,177)	(A)	17,906
Other long-term debt	—	34,826	(34,826)	(A)	—
Total Liabilities	2,371,741	2,036,825	(741,563)		3,667,003

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	26,354,729	364,316	35,981,891	(A)(B)(C)	62,700,936
Total liabilities and stockholders’ equity	$28,726,470	$2,401,141	$35,240,328		$66,367,939

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

AgEagle Aerial Systems Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2020
(Unaudited)

	AgEagle Aerial				AgEagle Aerial
	Systems, Inc.				Systems, Inc.
	And Subsidiaries	Measure Global Inc.	Pro Forma		And Subsidiaries
	Historical	Historical	Adjustments	Note 4	Pro Forma

Revenues	1,285,383	350,326	—		1,635,709
Cost of sales	711,650	152,514	—		864,164
Gross Profit	573,733	197,812	—		771,545

Operating Expenses:
Selling expenses	40,003	—	—		40,003
General and administrative	2,732,274	1,391,145	—		4,123,419
Professional fees	2,703,371	—	—		2,703,371
Research and development	29,392	711,943	—		741,335
Sales and marketing	—	556,885	—		556,885
Total Operating Expenses	5,505,040	2,659,973	—		8,165,013
Loss from Operations	(4,931,307)	(2,462,161)	—		(7,393,468)

Other Expenses:
Loss on disposal of fixed assets	(594)	—	—		(594)
Interest expense, net	(549)	(573,573)	573,573	(C)	(549)
Total Other Expenses	(1,143)	(573,573)	573,573		(1,143)
Loss Before Income Taxes	(4,932,450)	(3,035,734)	573,573		(7,394,611)
Provision for income taxes	—	—	—		—
Net Loss	($4,932,450)	($3,035,734)	$573,573		($7,394,611)
Deemed dividends on redemption of Series D Preferred Stock	(3,763,591)	—	—		(3,763,591)
Deemed dividends on Series C Preferred Stock and Series D warrants	(4,050,838)	—	—		(4,050,838)
Deemed dividends on issuance and repurchase of Series E Preferred Stock	(1,227,120)	—	—		(1,227,120)
Series D Preferred stock dividends	(69,778)	—	—		(69,778)

Net Loss Available to Common Stockholders	(14,043,777)	(3,035,734)	573,573		(16,505,938)

Net Loss Per Common Share - Basic and Diluted	$(0.35)	$—	$—		$(0.37)

Weighted Average Number of Shares Outstanding During the Period -- Basic and Diluted	40,688,019	—	4,321,809		45,009,828

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared using AgEagle Aerial Systems Inc.’s (“the Company”) and Measure Global Inc.’s (“Measure”) historical financial information and present the pro forma effect of the acquisition and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of the Company and Measure has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical financial information of the Company and the information presented herein are in U.S. dollars (“USD”) unless otherwise stated.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Topic 805, Business Combinations (“ASC 805”) with the Company considered the acquirer of Measure (“the Acquisition”) for accounting purposes. The pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not intended to represent, and are not necessarily indicative of, what the operating results or financial position of the Company would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the Company’s future operating results or financial position. The pro forma condensed consolidated balance sheet gives effect to the transaction as if the Acquisition occurred on December 31, 2020 and the pro forma condensed consolidated statement of operations gives effect to the transaction as if it occurred on January 1, 2020. The pro forma financial information does not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the Company may achieve with respect to the Acquisition. Additionally, the unaudited pro forma condensed consolidated statement of operations does not include non-recurring charges or credits that result directly from the Acquisition. Differences between estimates used in the purchase price allocation included within these unaudited pro forma consolidated financial statements and the final purchase price allocation amounts will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements or future financial statements.

The historical financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated results of the combined companies.

Note 2. Description of the Transaction

The aggregate purchase price for the shares of Measure is $45,000,000, less the amount of Measure’s debt and transaction expenses and subject to a customary working capital adjustment. The purchase price is comprised of $15,000,000 in cash, and shares of common stock of the Company, par value $0.001 (“Common Stock”), having an aggregate value of $30,000,000 based on a volume weighted average trading price of the Common Stock over a seven consecutive trading day period prior to the date of issuance of the shares of Common Stock to the Sellers (the “Shares”). The Company will issue 5,319,149 Shares, in the aggregate, to the Sellers. $5,000,000 of the cash portion of the purchase price is payable 90 days after the closing date of the transaction. As a result of the transaction, Measure is now a wholly-owned subsidiary of the Company.

The consideration is also subject to a $5,625,000 holdback to cover any post-closing indemnification claims and to satisfy any purchase price adjustments. The holdback is scheduled to be released in three tranches on the dates that are 12, 18 and 24 months from the closing date, less any amounts paid or reserved for outstanding indemnity claims and certain amounts subject to employee retention conditions set forth in the Purchase Agreement.

The Purchase Agreement contains certain customary representations, warranties and covenants, including representations and warranties by the Sellers with respect to Measure’s business, operations and financial condition. The Purchase Agreement also includes post-closing covenants relating to the confidentiality and employee non-solicitation obligations of the Sellers, and the agreement of the Sellers not to compete with certain aspects of the business of Measure following the closing of the transaction. The completion of the transactions contemplated by the Purchase Agreement is subject to: (i) the absence of a material adverse effect on Measure, (ii) the delivery by the parties of certain ancillary documents, and (iii) the execution by key employees of Measure of employment offer letters. Subject to certain limitations, each of the parties will be indemnified for damages resulting from third party claims and breaches of the parties’ respective representations, warranties and covenants in the Purchase Agreement.

Note 3. Purchase Consideration and Preliminary Purchase Price Allocation

The fair value of the purchase consideration was allocated to the preliminary fair value of the net tangible assets acquired and to the separately identifiable intangible assets. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as goodwill in accordance with ASC 805.

The Company has performed a preliminary valuation analysis of the fair market value of the assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities.

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of tangible assets; (2) changes in allocations to intangible assets such as trade names, developed technology and customer relationships, as well as goodwill; and (3) other changes to assets and liabilities.

The following table summarizes the allocation of the preliminary purchase price as of the acquisition date of April 19, 2021:

Calculation of Goodwill:
Net purchase price	$45,138,435

Plus fair value of liabilities assumed:
Deferred revenue	319,422
Fair value of liabilities assumed	$319,422

Less fair value of assets acquired:
Cash & short-term investments	486,544
Other tangible assets	326,543
Identifiable intangibles	2,347,688

Fair value of assets acquired	$3,160,775

Net nonoperating assets	39,775
Goodwill	$42,257,307

4. Pro Forma Adjustments

The pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2020 and the unaudited pro forma condensed consolidated statement of operations for the period ended December 31, 2020 are as follows:

(A)	Adjustments to pay the sellers in the transaction and remove liabilites as per the purchase agreement upon closing:
	Cash paid to sellers per the purchase agreement	$8,613,242
	Cash paid to remove debt and accrued interest associated with Measure per the purchase agreement	1,312,054
		$9,925,295

(B)	Adjustments to record intangibles and goodwill per valuation report of Measure as part of purchase price accounting:
	To record intangibles as identified per valuation report of Measure	$2,347,688
	To record goodwill as identified per valuation report of Measure	42,817,935

(C)	Adjustments to Measure’s existing interest expense and other expense related to debt and other assets eliminated at closing:
	To remove interest expense related to debt	$573,573

(D)	Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of intangible assets. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed.	$560,628